Juniata Valley Financial Corp.

Exhibit 23	CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (on Form S-3 filed with the SEC on November 17, 1995 and Registration Statements S-8 filed with the SEC on March 28, 1996 and May 9, 2000) of Juniata Valley Financial Corp. of our reports dated September 2, 2005, with respect to the consolidated financial statements and the effectiveness of Juniata Valley Financial Corp.’s internal control over financial reporting appearing in this Amended Quarterly Report (Form 10-Q/A) for the six months ended June 30, 2005.

/s/ BEARD MILLER COMPANY LLP
Pittsburgh, Pennsylvania
September 9, 2005

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